Exhibit (d)(37)

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AGREEMENT, effective as of January 9, 2017, by and between Ivy Investment Management Company, a Delaware corporation, registered as an Investment Adviser under the Investment Advisers Act of 1940 (the “Adviser”) and I.G. International Management Limited, a corporation incorporated under the laws of Ireland, registered as an Investment Adviser under the Investment Advisers Act of 1940 (the “Sub-Adviser”).

WHEREAS, the Adviser is the investment manager to Ivy Funds (the “Trust”), an open-end diversified management investment company organized as a series fund under the laws of the state of Delaware and registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser desires to retain the Sub-Adviser to furnish it with portfolio management services in connection with the Adviser’s investment advisory activities on behalf of the Trust’s Ivy IG International Small Cap Fund (hereinafter “Fund”), and the Sub-Adviser desires to furnish such services to the Adviser.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, it is agreed as follows:

1.	Appointment of Sub-Adviser

In accordance with and subject to the Investment Management Agreement between the Trust and the Adviser dated November 13, 2008, as may be amended from time to time (the “IMA”), the Adviser hereby appoints the Sub-Adviser to perform portfolio selection services described herein for investment and reinvestment of the Fund, subject to the control and direction of the Trust’s Board of Trustees and the Adviser, for the period and on the terms hereinafter set forth. The Sub-Adviser accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser.

2.	Obligations of and Services to be Provided by the Sub-Adviser

(a)	The Sub-Adviser shall provide the following services and assume the following obligations with respect to the Fund of the Trust.

(1)

The investment of the assets of the Fund shall at all times be subject to the applicable provisions of the Declaration of Trust, the Bylaws, and the registration statement of the Trust (“Registration Statement”) in the form provided to the Sub-Adviser by the Adviser from time to time, and shall conform to the investment objectives, policies and restrictions of the Fund as set forth in such documents provided to Sub-Adviser and as interpreted from time to time by the Board of Trustees of the Trust and by the Adviser, and shall likewise conform to the requirements as set forth in Subchapter M of the Internal Revenue Code, as amended (the “Code”) in addition to the relevant regulations and rules of the U.S. Commodity Futures Trading Commission (“CFTC”), the U.S. Securities and Exchange Commission (“SEC”), the European Commission, and other relevant regulatory bodies. The Sub-Adviser agrees to coordinate and cooperate with the Adviser to monitor and remain in compliance with the applicable rules and regulations, which includes giving the Adviser view-access to applications for relevant confirmation services and view-access to end-of-day settlement prices of live Derivative Transactions (as defined in Section 2(a)(7) below) entered on behalf of the Fund, on or before July 9, 2017 (such date to be reasonably extended by agreement of the parties to the extent the Sub-Adviser is diligently, and in good faith, working toward such access). Within the framework of the investment objectives, policies and restrictions of the Fund as set forth in such documents, and subject to the supervision of the Adviser, the Sub-Adviser and/or I.G. Investment Management (Hong Kong) Limited, a corporation incorporated under the laws of Hong Kong and registered as an investment adviser under the Advisers Act (“IG Hong Kong”), shall have the sole and exclusive responsibility for the making and execution of all investment decisions for the Fund; however, the Sub-Adviser remains solely responsible and liable for the investment decisions made hereunder. The Adviser agrees to consult with the Sub-Adviser regarding proposed material changes to the objective, policies or restrictions of the Fund; however, it is the Adviser’s ultimate and sole decision to recommend such a revision to the Fund’s Board of Trustees for their consideration. If a change is made to the Fund’s objective, policies or restrictions, the Adviser agrees to notify the Sub-Adviser, in writing, at least 30 days prior to such change taking effect, or as soon as practicable if such change is required by applicable law, and to deliver to the Sub-Adviser updated documents, if prepared.

(2)	In carrying out its obligations to manage the investments and reinvestments of the assets of the Fund, the Sub-Adviser shall: (A) formulate and implement a continuous investment program for the Fund consistent with the investment objective and related investment policies for the Fund as described above; and (B) take such steps as are necessary to implement the aforementioned investment program by placing orders for purchases and sales of securities with broker-dealers.

(3)	In connection with the purchase and sale of securities of the Fund, the Sub-Adviser shall arrange for the transmission to the Adviser (or its designee) for the Trust on a daily basis to be no later than 1:00 p.m. CST on trade date + 1 (T+1) such confirmation, trade tickets and other trade documents as may be necessary to enable them to perform their administrative responsibilities with respect to the Fund. The Sub-Adviser shall render such reports to the Adviser and/or to the Trust’s Board of Trustees concerning the investment activity and portfolio composition of the Fund in such form and at such intervals as the Adviser or the Board may from time to time reasonably require. Until the Sub-Adviser has internally approved an exception for the Fund, the Adviser agrees to adhere to the Sub-Adviser’s Dissemination of Portfolio Information Policy with respect to the Fund.

(4)	The Sub-Adviser shall, in the name of the Trust, place or direct the placement of orders for the execution of portfolio transactions in accordance with the policies with respect thereto, as described above. In connection with the placement of orders for the execution of the Fund’s portfolio transactions, the Sub-Adviser shall create and maintain all necessary brokerage records of the Trust in accordance with all applicable law, rules and regulations, including but not limited to, records required by Section 31(a) of the 1940 Act. All records shall be the joint property of the Trust and the Sub-Adviser, and the Sub-Adviser shall make such records available for inspection and use by the SEC, the Trust or any person retained by the Trust; provided, however, that any such examinations by the Trust or any person retained by the Trust shall be made during normal business hours with the least amount of interference to the Sub-Adviser’s business and operations as is reasonably practicable. Where applicable, such records shall be maintained by the Sub-Adviser for the period and in the place required by Rule 31a-2 under the 1940 Act. For avoidance of doubt, upon termination of this Agreement, the Sub-Adviser shall be entitled to retain any records (or copies thereof) as is necessary to satisfy its recordkeeping obligations under applicable laws and its own policies and procedures or as it otherwise deems advisable.

(5)	(A)In placing orders or directing the placement of orders for the execution of portfolio transactions, the Sub-Adviser shall select brokers and dealers for the execution of the Fund’s transactions. In selecting brokers or dealers to execute such orders, the Sub-Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance the Sub-Adviser’s investment research and portfolio management capability generally. It is further understood that, in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, (the “1934 Act”) the Sub-Adviser may negotiate with and cause to be paid to a broker a commission which may exceed the commission which another broker might have charged for effecting the transaction if the Sub-Adviser determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Sub-Adviser’s responsibilities to the Fund or its overall responsibilities to other discretionary accounts.

(B) The Sub-Adviser shall render such reports to the Adviser and/or to the Fund’s Board of Trustees at such intervals and in such form as may be mutually agreed regarding the total amount and usage of all commissions generated as a result of trades executed for the Fund’s holdings, as well as information regarding third-party services, if any, received by the Sub-Adviser as a result of trading activity with select brokers and dealers.

(6)	The Sub-Adviser shall be responsible for trading foreign currency for the Fund as agreed upon from time to time between Adviser and Sub-Adviser. The Fund’s custodian shall be responsible for trading foreign currency as agreed upon from time to time between Adviser and Sub-Adviser. For clarity, any foreign currency transactions involving Derivative Transactions shall be implemented and executed in accordance with Section 2(a)(7) below.

(7)	(A)The Sub-Adviser is authorized, subject to the general oversight and supervision of the Adviser and the Trust’s Board of Trustees, to place orders for the purchase and sale of the Fund’s exchange-traded derivatives (“Listed Derivatives”) and/or over-the-counter derivatives (“OTC Derivatives”) (“Listed Derivatives” and “OTC Derivatives,” together, referred to as “Derivative Transactions”). Derivative Transactions shall be governed by the applicable Listed Derivatives and OTC Derivatives documentation executed by the Adviser, including ISDA Master Agreements and corresponding Credit Support Annex, Master Confirmation Agreements, and Confirmations, listed options on margin agreements, listed options agreements, listed derivatives account documents for futures and options on futures, futures account applications, clearing documentation for OTC Derivatives, clearing documentation for Listed Derivatives, account control agreements for OTC Derivatives, account control agreements for Listed Derivatives, and agreements with execution and clearing brokers, among other agreements (documentation related to Listed Derivatives and OTC Derivatives signed by the Adviser shall be referred to as “Derivatives Documentation”). The Sub-Adviser is not authorized to trade Derivative Transactions under derivatives documentation that it has signed with derivative dealers, futures commission merchants, and/or clearing or execution brokers. The Sub-Adviser is authorized to provide swap counterparties and other parties with whom it needs to open trading accounts, an executed copy of this Agreement (sanitized to remove all Confidential Information (as defined in Section 8(c)), such as the fees) to establish the Sub-Adviser’s authorization under this Section. Notwithstanding anything to the contrary herein, the Sub-Adviser is authorized to execute Confirmations and other confirming documentation for any and all trades that Sub-Adviser is authorized to enter into on behalf of the Fund pursuant to this Agreement; provided that should any Derivative Transaction be entered into by the Adviser on behalf of the Fund as part of a block trade that the Sub-Adviser desires to be a part of, then the Sub-Adviser consents to the electronic matching platform or confirmations of the trades that the Adviser will process on behalf of the entire block trade; provided, however, that the Adviser will provide the Sub-Adviser all reasonable information that it will require in regard to any block trades processed on behalf of the Fund.

(B)

The Adviser does not authorize the Sub-Adviser to use its discretion to enter into new trades, make any payments, or exercise any default or early termination rights in accordance with the terms of the applicable Derivative Transactions and/or the provisions of the relevant Derivatives Documentation if the Sub-Adviser becomes aware that a relevant derivative dealer, futures commission merchant, executing broker or clearing broker (if singular, “Relevant Party,” if plural, “Relevant Parties”) experiences a Potential Event of Default, Event of Default, or Termination Event in a Derivatives Documentation (“Financial Distress”). The Adviser and Sub-Adviser agree to monitor the Relevant Parties and provide prompt notice to the other, by phone or email, if either party becomes aware of a Relevant Party’s Financial Distress. The Sub-Adviser agrees that the Adviser will take responsibility for the entire Fund (including the Sub-Advised Portion) with respect to exercising the Fund’s rights under the applicable Derivatives Documentation and Derivative Transactions in the event of a Financial Distress. Such Adviser’s responsibility includes using the Adviser’s discretion on whether an occurrence of an Event of Default, a Potential Event of Default, or a Termination Event has occurred with respect to a Relevant Party, determining an Early Termination Date and drafting and distributing an Early Termination Notice, making calculations with respect to an amount payable for the Affected Transactions or all relevant Transactions, determining the course of action that complies with an ISDA protocol, if applicable, and generally doing what is necessary to best manage and minimize the exposure to a Relevant Party’s financial crisis. Capitalized words used in this subsection shall have the meanings ascribed to them in the applicable ISDA Master Agreement. The Sub-Adviser shall notify the Adviser immediately after the Sub-Adviser becomes aware of any Financial Distress that a Relevant Party may potentially experience or has experienced. Similarly, the Adviser shall notify the Sub-Adviser immediately upon determining that a Financial Distress of a Relevant Party has occurred and the actions the Adviser has taken with respect to exercising the Fund’s rights under the applicable Derivatives Documentation and Derivative Transactions.

(C) Sub-Adviser further agrees: (i) to meet the testing requirements set forth in 17 C.F.R. §4.5(c)(2)(iii)(A) (the “5% Test”) or 17 C.F.R. §4.5(c)(2)(iii)(B) (the “100% Test” and together with the 5% Test, the “Exclusion Tests”), (ii) is aware of the material damage a breach of the testing will cause the Fund and the Adviser, and (iii) will conduct the Exclusion Tests prior to entering into any Derivative Transaction, and will ensure that either the 5% Test or the 100% Test will not be breached if the contemplated Derivative Transaction is consummated. Notwithstanding any provision in this Agreement to the contrary, the Adviser and the Sub-Adviser agree that the Sub-Adviser will monitor the Fund’s compliance with the Exclusion Tests, but in any case will cause the Fund to comply with at least one of the Exclusion Tests when such testing is required to be performed.

(b)	The Sub-Adviser shall use the same skill and care in providing services to the Trust as it uses in providing services to fiduciary accounts for which it has investment responsibility. The Sub-Adviser will materially comply with all applicable rules and regulations of the SEC in providing investment management services with respect to the Fund.

(c)	The Sub-Adviser shall (1) comply with all reasonable requests of the Trust (through the Adviser) for information, including information required in connection with the Trust’s filings with the SEC and state securities commissions, and (2) provide such other services as the Sub-Adviser shall from time to time determine to be necessary to the administration of the Trust.

(d)	At such intervals and in such form as may be mutually agreed, the Sub-Adviser shall furnish to the Adviser, for distribution to the Trust’s Board of Trustees reports on the investment performance of the Fund and on the performance of its obligations under this Agreement and shall supply such additional reports and information as the Trust’s officers or Board of Trustees shall reasonably request.

(e)	On occasions when the Sub-Adviser deems the purchase or sale of a security, including Derivative Transactions, to be in the best interest of a Fund as well as other clients, the Sub-Adviser, to the extent permitted by applicable law, may (but is under no obligation to) aggregate the securities to be so sold or purchased in order to seek best execution or lower brokerage commissions, if any. The Sub-Adviser also may purchase or sell a particular security for one or more clients in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in its sole discretion pursuant to the Sub-Adviser’s written trade allocation procedures and in a manner that is fair and equitable over time. The Sub-Adviser agrees to effect securities transactions in client accounts consistent with its fiduciary obligations to the Fund and to such other clients. In no instance, however, will the Fund’s assets be purchased from or sold to the Adviser, the Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of either the Trust, the Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC, the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

(f)	The Sub-Adviser agrees to adopt written trade allocation procedures that the Sub-Adviser considers “fair and equitable” to its clients. The Sub-Adviser also agrees to effect securities transactions in client accounts consistent with the allocation system described in such written procedures.

(g)	(1) The Sub-Adviser shall review all proxy solicitation materials and be responsible for voting in its discretion and handling all proxies in relation to the securities held in the Fund. The Adviser shall instruct the custodian and other appropriate parties providing services to the Fund to promptly forward misdirected proxies to the Sub-Adviser.

(2) The Sub-Adviser shall provide to the Advisor a copy of Sub-Adviser’s written proxy voting policies and procedures, as adopted, including policies on addressing potential conflicts of interest and a copy of any summary of the procedures, if applicable. Sub-Adviser shall also be responsible for maintaining records with respect to the proxy votes cast for the Fund. The records shall conform to the applicable SEC proxy regulations.

(3) Records of all applicable proxy voting records will be provided to the Adviser within five business days of any request, written or oral (voting records should be available in hard and/or soft copy).

(h)	The Sub-Adviser shall review all notices, including but not limited to corporate action notices, and provide and respond to all corresponding requests for information in relation to the securities held in the Fund. The Adviser shall instruct the custodian and other appropriate parties providing services to the Fund to promptly forward misdirected corporate action notices to the Sub-Adviser.

(i)	The Sub-Adviser shall promptly notify the Adviser of any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement and/or any termination or resignation of senior (key) personnel who are materially directly responsible for portfolio management for the Fund.

(j)	The Sub-Adviser shall have no responsibility for filing claims on behalf of the Adviser or the Trust with respect to any class action, bankruptcy proceeding or any other action or proceeding in which the Adviser or the Trust may be entitled to participate as a result of the Fund’s security holdings. The Sub-Adviser’s responsibility with respect to such matters shall be limited to cooperating with the Adviser and the Trust in making such filings and to using its best efforts in sharing applicable information regarding such matters with the Adviser and the Trust.

(k)	The parties agree and acknowledge that capacity constraint is a key metric that is important for the performance and management of the Fund, and as a result, the Sub-Adviser shall continually monitor its capacity to manage the assets of the Fund and may, at its discretion, and with no less than 60 days prior written notice, notify the Adviser that it will not accept any additional assets for investment in the Fund and management by the Sub-Adviser.

3.	Delivery of Documents to the Adviser

(a)	The Sub-Adviser has furnished the Adviser with copies of each of the following documents:

(1)	The Sub-Adviser’s current Form ADV and any amendments thereto, if applicable;

(2)	Separate lists of persons whom the Sub-Adviser wishes to have authorized to give written and/or oral instructions to the fund accounting agent of Trust assets for the Fund;

(3)	The business conduct policy and/or the code of ethics of the Sub-Adviser as currently in effect; and

(4)	The Sub-Adviser’s compliance policies and procedures adopted pursuant to Rule 206(4)-7 under the Advisers Act.

(b)	The Sub-Adviser will furnish the Adviser from time to time with copies, properly certified or otherwise authenticated, of all material amendments of or supplements to the foregoing, if any. Additionally, the Sub-Adviser will provide to the Adviser such other documents relating to its services under this Agreement as the Adviser may reasonably request on a periodic basis. Such amendments or supplements as to items (1) through (3) above will be provided within 30 days of the time such materials became available to the Sub-Adviser.

4.	Expenses

During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement, except as otherwise agreed to by the Sub-Adviser and the Adviser, it being understood that, consistent with Section 28(e) of the 1934 Act and Section 2(a)(5) of this Agreement, the Fund’s trades may generate soft dollar credits which the Sub-Adviser may use to acquire research and brokerage services.

5.	Compensation

(a)	In payment for the investment sub-advisory services to be rendered by the Sub-Adviser in respect of the Fund hereunder, the Adviser shall pay to the Sub-Adviser as full compensation for all services hereunder a fee computed at an annual rate, which shall be a percentage of the average daily value of the net assets of the Fund. The fee shall be accrued daily and shall be based on the net asset values of all of the issued and outstanding shares of the Fund as determined as of the close of each business day pursuant to the applicable provisions of the Declaration of Trust, Bylaws and currently effective Registration Statement of the Trust. The fee shall be payable in arrears on the last day of each calendar month.

(b)	The amount of such annual fee, in U.S. dollars, as applied to the average daily value of the net assets of the Fund is set forth in the following schedule.

Average Net Assets	Fee
up to $1 billion	0.500%
over $1 billion to $2 billion	0.475%
over $2 billion to $5 billion	0.450%
over $5 billion	0.425%

6.	Renewal and Termination

(a)	The term of this Agreement begins on the date contemplated by Section 7(c) and shall continue in effect for an initial two year term, and from year to year thereafter; provided such continuance is specifically approved at least annually by a vote of the holders of the majority of the outstanding voting securities of the Fund, or by a vote of the majority of the Trust’s Board of Trustees; and further provided that such continuance is also approved annually by a vote of the majority of the Trust’s Board of Trustees who are not parties to this Agreement or interested persons of the parties hereto, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may also be terminated at any time without payment of penalty upon the occurrence of one of the following: (1) by the Trust’s Board of Trustees or by a vote of a majority of the outstanding voting securities of the class of capital stock of the Fund on 60 days’ prior written notice, or (2) by either party hereto upon 60 days’ prior written notice to the other. This Agreement will terminate automatically upon any termination of the IMA or in the event of the IMA’s assignment. The terms “interested person,” “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act.

(b)	Any right, obligation or required performance of the parties in this Agreement that, by its express terms or nature and context, is intended to survive termination of this Agreement, shall survive any such termination, including but not limited to: Section 8 (Confidentiality), Section 12 (Reports by the Sub-Adviser and Records of the Fund) and Section 13 (Indemnification).

(c)	In the event of termination of this Agreement for any reason, the Adviser shall be responsible for ensuring the name of the Fund is revised and/or modified to remove all references to “IG” in the title of the Fund, along with all necessary revisions to the prospectus, registration statement or other collateral marketing materials associated with the Fund.

7.	General Provisions

(a)	In providing services hereunder, the Sub-Adviser may rely on information provided by the Adviser reasonably believed by the Sub-Adviser to be accurate and reliable. Except as may otherwise be provided by the 1940 Act, neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability for any error of judgment or mistake of law or for any loss arising out of any investment or other act or omission in the performance by the Sub-Adviser of its duties under this Agreement or for any loss or damage resulting from the imposition by any government or exchange control restrictions which might affect the liquidity of the Fund’s assets, or from acts or omissions of the Adviser or custodians or other agents of the Trust or the Fund or securities depositories, or from any war or political act of any foreign government to which such assets might be exposed, provided that nothing herein shall be deemed to protect, or purport to protect, the Sub-Adviser against any liability to the Trust to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the Sub-Adviser’s reckless disregard of its obligations and duties hereunder.

(b)	The Adviser and the Trust’s Board of Trustees understand that the value of investments made for the Fund may go up as well as down, is not guaranteed and that investment decisions will not always be profitable. Neither the Sub-Adviser nor the Adviser have made, and are not making, any guarantees, including any guarantee as to any specific level of performance of the Fund. The Adviser and the Trust’s Board of Trustees acknowledge that the Fund is designed for the described investment objective and is not intended as a complete investment program. They also understand that investment decisions made on behalf of the Fund by the Sub-Adviser are subject to various market and business risks.

(c)	This Agreement shall not become effective unless and until it is approved by the Board of Trustees of the Trust, including a majority of the members who are not “interested persons” to parties to this Agreement, by a vote cast in person at a meeting called for the purpose of voting such approval, and by a majority of the outstanding voting securities of the class of capital stock of the Fund.

(d)	The Adviser understands that the Sub-Adviser now acts, will continue to act, or may act in the future, as investment adviser to fiduciary and other managed accounts, including other investment companies, and the Adviser has no objection to the Sub-Adviser so acting, provided that the Sub-Adviser duly performs all obligations under this Agreement. The Adviser also understands that the Sub-Adviser may give advice and take action with respect to any of its other clients or for its own account which may differ from the timing or nature of action taken by the Sub-Adviser with respect to the Fund. Nothing in this Agreement shall impose upon the Sub-Adviser any obligation to purchase or sell or to recommend for purchase or sale, with respect to the Trust, any security which the Sub-Adviser or its shareholders, directors, officers, employees or affiliates may purchase or sell for its or their own account(s) or for the account of any other client.

(e)	Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser, or the right of any of its officers, directors or employees who may also be an officer, trustee or employee of the Trust, or persons otherwise affiliated with the Trust (within the meaning of the 1940 Act) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other trust, corporation, firm, individual or association.

8.	Confidentiality

(a)	The Receiving Party (as defined below) will at all times, both during the term of this Agreement and thereafter, keep and hold all Confidential Information of the Disclosing Party (as defined below) in the strictest confidence, and will not use or disclose such Confidential Information for any purpose, other than as may be reasonably necessary for the performance of its duties pursuant to this Agreement, without the Disclosing Party’s prior written consent. The Receiving Party shall:

(1)	not disclose to any person or use any Confidential Information of the Disclosing Party disclosed to, collected by or received by it except as expressly permitted in this Agreement; and

(2)	take all reasonable measures to maintain the confidentiality of all Confidential Information of the Disclosing Party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.

(b)	Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information:

(1)	to the Receiving Party’s employees or subcontractors solely on a “need to know” basis and only to the extent necessary or reasonably appropriate to permit the Receiving Party to exercise its rights or perform its obligations under this Agreement, provided that the Receiving Party’s employees have signed a written confidentiality agreement or are subject to a code of conduct acceptable to the Disclosing Party; or

(2)	to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law (provided that the Receiving Party gives the Disclosing Party an opportunity to oppose the disclosure or to seek a protective order protecting such Confidential Information prior to any such disclosure and provided that such disclosure complies with the terms of any such protective order obtained).

(c)	For the purposes of this Section 8, “Confidential Information” of a party means any and all material and/or information of a party or any of its affiliates or licensors (the “Disclosing Party”) which has or will come into the possession or knowledge of another party or any of its affiliates, subcontractors or agents (the “Receiving Party”) in connection with or as a result of entering into this Agreement. For the purposes of this definition, “information” and “material” includes know-how, data, patents, copyrights, trade secrets, processes, techniques, programs, designs, formulae, marketing, advertising, financial, commercial, sales or programming materials, equipment configurations, system access codes and passwords, written materials, compositions, drawings, diagrams, computer programs, studies, works in progress, visual demonstrations, ideas, concepts, and other data, in oral, written, graphic, electronic, or any other form or medium whatsoever. Notwithstanding the foregoing, “Confidential Information” does not include information or material:

(1)	which is in the public domain when it is received by or becomes known to the Receiving Party or which subsequently enters the public domain through no fault of the Receiving Party (but only after it enters the public domain); or

(2)	which is independently developed by the Receiving Party without any use of or reference to the Confidential Information of the Disclosing Party and which such independent development can be established by evidence that would be acceptable to a court of competent jurisdiction; or

(3)	which is received by the Receiving Party in good faith without an obligation of confidence of any kind from a third party.

(d)	For the avoidance of doubt, nothing in this Agreement prohibits the reporting of possible violations of state or federal law or regulation to or otherwise responding to or cooperating with an investigation by any governmental agency or entity, including the Department of Justice, the SEC, the Congress and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation.

9.	Representations and Warranties of Sub-Adviser

(a)	The Sub-Adviser hereby represents and warrants as follows:

(1)	The Sub-Adviser is registered with the SEC as an investment adviser under the Advisers Act, and such registration is current, complete and in full compliance with all material applicable provisions of the Advisers Act and the rules and regulations thereunder;

(2)	The Sub-Adviser has all requisite authority to enter into, execute, deliver and perform the Sub-Adviser’s obligations under this Agreement;

(3)	The Sub-Adviser’s performance of its obligations under this Agreement does not conflict with any law, regulation or order to which the Sub-Adviser is subject; and

(4)	The Sub-Adviser has reviewed the portion of the Registration Statement filed with the SEC, as amended from time to time, for the Fund, in the form received from the Adviser with respect to the disclosure about the Sub-Adviser and the Fund of which the Sub-Adviser has knowledge and except as advised in writing to the Adviser such Registration Statement (including amendments) contains, as of its date, no untrue statement of any material fact of which the Sub-Adviser has knowledge and does not omit any statement of a material fact of which the Sub-Adviser has knowledge which was required to be stated therein or necessary to make the statements contained therein not misleading.

(b)	The Sub-Adviser agrees to notify the Adviser promptly in writing if any representation and warranty contained in this Section 9 ceases to be complete and accurate in any respect.

10.	Representations and Warranties of Adviser

(a)	The Adviser hereby represents and warrants as follows:

(1)	The Adviser is registered with the SEC as an investment adviser under the Advisers Act, and such registration is current, complete and in full compliance with all material applicable provisions of the Advisers Act and the rules and regulations thereunder;

(2)	The Adviser has all requisite authority to enter into and execute this Agreement in accordance with the IMA; and

(3)	The Adviser’s performance of its obligations under this Agreement does not conflict with any law, regulation or order to which the Adviser is subject.

(b)	The Adviser agrees to notify the Sub-Adviser promptly in writing if any representation and warranty contained in this Section 10 ceases to be complete and accurate in any respect.

11.	Compliance with Commodity Exchange Act and Other Derivatives Related Regulations

(a)	The Adviser hereby represents and warrants to the Sub-Adviser that:

(1)	the Trust and the Fund are excluded from the definition of commodity pool operator pursuant to CFTC Regulation 4.5, and the Trust and the Fund will file the notice, if required by CFTC Regulation 4.5(c), and shall refile such notice annually if required and shall provide a copy of the notice to the Sub-Adviser upon request;

(2)	the Adviser is exempt from registration as a commodity trading advisor under CFTC Regulation 4.6 with respect to the Fund;

(3)	the Fund is an “eligible contract participant” within the meaning of Section 1a(18) of the Commodity Exchange Act, as amended (“CEA”); and

(4)	the Adviser will furnish the Sub-Adviser with a copy of the notice of eligibility filed pursuant to Regulation 4.5(c), if such notice is required, with respect to such exclusion.

(b)	The Sub-Adviser hereby represents and warrants to the Adviser that:

(1)	the Sub-Adviser is not a commodity pool operator that is required to be registered with the CFTC and, if necessary, has filed a statement with the National Futures Association (the “NFA”) indicating its election to claim an exemption from the commodity pool operator registration requirements; and

(2)	the Sub-Adviser (A) is exempt from registration as a commodity trading advisor under CFTC Regulation 4.14(a)(8) with respect to the Fund, (B) the Sub-Adviser will file notice, if required, under CFTC Regulation 4.14(a)(8), shall refile such notice annually, if required, and (C) shall provide a copy of such notice to the Adviser, upon request.

(c)	The Sub-Adviser hereby agrees that:

(1)	the Sub-Adviser will cause the Fund to comply with the trading restrictions set forth in CFTC Regulation 4.5; and

(2)	the Sub-Adviser will cause the Fund to comply with all applicable regulatory requirements set forth by the U.S. prudential regulators, the CFTC, SEC, NFA, the Financial Conduct Authority, the European Commission and any other U.S. and global regulators with jurisdiction over Derivatives Transactions and will conform to the applicable requirements prescribed by Title VII of Dodd-Frank, EMIR, MiFID, MiFID II, MiFIR, the FCA Handbook, the Code, and any other applicable legislation, regulations and rules.

(d)	Each of the Adviser and Sub-Adviser agrees that:

(1)	It shall comply with all applicable requirements of the Commodity Exchange Act, as amended from time to time (“CEA”), the then-current CFTC, SEC, and any other applicable regulations globally, with respect to the Fund; and

(2)	It shall provide reasonable cooperation to the other party in fulfilling, or causing to be fulfilled, any applicable disclosure or reporting requirements with respect to the Fund under the CEA, the then-current CFTC, SEC, and any other applicable regulations globally.

(e)	Each of the Adviser and Sub-Adviser agrees to notify the other party promptly in writing if any representation and warranty contained in this Section 11 ceases to be complete and accurate in any respect.

12.	Reports by the Sub-Adviser and Records of the Fund

(a)	The Sub-Adviser shall furnish the Adviser with reports concerning transactions and performance of the Fund, including information required to be disclosed in the Trust’s Registration Statement, in such form and at such intervals as may be mutually agreed from time to time. The Sub-Adviser shall permit the financial statements, books and records with respect to the Fund to be inspected and audited by the Trust, the Adviser or their agents during normal business hours, upon reasonable notice to the Sub-Adviser. The Sub-Adviser shall immediately notify and forward to the Adviser any legal process served upon it on behalf of the Adviser or the Trust. The Sub-Adviser shall promptly notify the Adviser of any changes in any information concerning the Sub-Adviser of which the Sub-Adviser becomes aware that would be required to be disclosed in the Trust’s Registration Statement.

(b)	In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser agrees that all records it maintains for the Fund are the joint property of the Sub-Adviser and the Trust and further agrees to deliver to the Trust or the Adviser copies of any such records upon the Trust’s or the Adviser’s request. The Sub-Adviser further agrees to maintain for the Trust the records the Trust is required to maintain under Rule 31a-1(b) insofar as such records relate to the investment affairs of the Fund. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Trust.

13.	Indemnification

(a)

The Sub-Adviser agrees to indemnify and hold harmless the Trust, the Fund, each independent trustee of the Trust, the Adviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act (“affiliated person”) of the Adviser and each person, if any, who, within the meaning of Section 15 of the Securities Act of 1933, as amended (the “1933 Act”), controls (“controlling person”) the Adviser, against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Adviser, the Fund, the Trust or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Sub-Adviser’s responsibilities as sub-adviser of the Fund pursuant to this Agreement (1) to the extent of and as a result of the willful misconduct, bad faith, or gross negligence of the Sub-Adviser, any of the Sub-Adviser’s employees or representatives or any affiliate of or any person acting on behalf of the Sub-Adviser (including IG Hong Kong), (2) as a result of any untrue statement of a material fact contained in the Registration Statement covering the Fund or the Trust or any amendment thereof or any supplement thereto or the omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made in reliance upon written information furnished by the Sub-Adviser to the Adviser, the Trust or any affiliated person of the Adviser or the Trust expressly for use in the Trust’s Registration Statement, (3) to the extent of, and as a result of, the failure of the Sub-Adviser, any of its employees, representatives, affiliates, approved subcontractors, or any other person acting on behalf of the Sub-Adviser to comply with regulations applicable to the Fund that causes fees or penalties to be assessed against the Fund by the SEC, CFTC or any other regulatory bodies or causes the Fund to settle with the SEC, CFTC or any other regulatory bodies for a negotiated sum, or (4) to the extent of, and as a result of, the failure of the Sub-Adviser or IG Hong Kong to execute, or cause to be executed, portfolio transactions according to the standards and requirements of the 1940 Act; provided, however, that in no case is the Sub-Adviser’s indemnity in favor of the Adviser or any affiliated person or controlling person of the Adviser be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

(b)	The Adviser agrees to indemnify and hold harmless the Sub-Adviser, each affiliated person of the Sub-Adviser (including, without limitation, IG Hong Kong) and each controlling person of the Sub-Adviser against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Sub-Adviser or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of (1) the Adviser’s responsibilities as investment manager of the Fund to the extent of and as a result of the willful misconduct, bad faith, or gross negligence of the Adviser, any of the Adviser’s employees or representatives or any affiliate of or any person acting on behalf of the Adviser, (2) as a result of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement covering the Fund or the Trust or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made by the Trust other than in reliance upon written information furnished by the Sub-Adviser, or any affiliated person of the Sub-Adviser, expressly for use in the Trust’s Registration Statement, or (3) arising out of the provision of services by the Sub-Adviser or any approved sub-contractor under this Agreement and/or the Sub-Adviser’s or approved sub-contractor’s involvement with the Fund; provided, however, that in no case is the Adviser’s indemnity in favor of the Sub-Adviser or any affiliated person or controlling person of the Sub-Adviser (including IG Hong Kong) deemed to protect such person against any liability to which such person would otherwise be subject by reason of the indemnification from the Sub-Adviser in the preceding subsection (a).

14.	Assignment by the Sub-Adviser

This Agreement shall automatically terminate in the event of its assignment by the Sub-Adviser (as the term “assignment” is defined in the 1940 Act and the rules thereunder).

15.	Jurisdiction and Applicable Law

(a)	This Agreement shall be construed and enforced in accordance with the laws of Delaware, the 1940 Act and the applicable rules and guidance issued by the SEC and its staff thereunder.

(b)	The Sub-Adviser irrevocably submits to the jurisdiction of any state or U.S. federal court sitting in the State of Kansas over any suit, action or proceeding arising out of or relating to this proposal and the agreement contemplated herein. The Sub-Adviser irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Sub-Adviser agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Sub-Adviser, and may be enforced to the extent permitted by applicable law in any court of the jurisdiction of which the Sub-Adviser is subject by a suit upon such judgment. Nothing in this Section shall affect the right of the Adviser to serve process in any manner permitted by law or limit the right of the Adviser to bring proceedings against the Sub-Adviser in the courts of any jurisdiction or jurisdictions.

16.	Subcontracting

(a)	Except for Sub-Adviser’s delegation of certain investment advisory services to its affiliate, IG Hong Kong as described in that certain investment sub-advisory agreement between IG Hong Kong and the Sub-Advisor of even date herewith (the “Sub-sub Advisory Agreement”), which agreement has been approved by the Trust’s Board of Trustees in accordance with Section 7(c) on or prior to the date of this Agreement, the Sub-Adviser may not delegate to one or more entities any of the investment advisory services relating to or otherwise affecting the Fund without the prior consent and approval of the Adviser and the Trust’s Board of Trustees.

(b)	In the event that Sub-Adviser requests, and the Adviser and the Board consent to, any such delegation (including the delegation to IG Hong Kong), the Sub-Adviser will be responsible for the compensation, if any, of any such entities for such services, will continue to have sole responsibility and liability for all such services performed by its approved subcontractors and other delegates pursuant to this Agreement and will supervise each such delegate in its performance of its services for the Fund with a view to preventing violations of the applicable laws and the terms of this Agreement.

17.	Notices

Except as otherwise mutually agreed, all notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered or sent by pre-paid first class letter post to the following addresses or to such other address as the relevant addressee shall hereafter notify for such purpose to the others by notice in writing and shall be deemed to have been given at the time of delivery.

If to the Adviser:	IVY INVESTMENT MANAGEMENT COMPANY
6300 Lamar Avenue
Overland Park, KS 66202, U.S.A.
Attention: Philip J. Sanders, President
with a required copy to the following for notices with respect to Section 2(a)(6), Section 2(a)(7) and Section 11:	IVY INVESTMENT MANAGEMENT COMPANY 6300 Lamar Avenue Overland Park, KS 66202, U.S.A. Attention: Derivatives Legal Team and to email addresses: DerivativesLegal@waddell.com DerivativeTraders@waddell.com
If to the Trust or Fund:	IVY FUNDS
6300 Lamar Avenue
Overland Park, KS 66202, U.S.A.
Attention: Wendy J. Hills, Vice President
If to the Sub-Adviser:	I.G. INTERNATIONAL MANAGEMENT LIMITED
Brooklawn House, Shelbourne Road
Ballsbridge, Dublin 4, Ireland
Attention: Secretary and Corporate Compliance Officer
With a copy to:	INVESTORS GROUP INC.
10th Floor, 447 Portage Avenue
Winnipeg, Manitoba Canada R3B 3H5
Attention: Vice President & Legal Counsel

18.	Severability

Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

19.	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute a single instrument.

[Next page is the signature page.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement.

IVY INVESTMENT MANAGEMENT COMPANY

By:	/s/ Philip J. Sanders
Its:	Philip J. Sanders, President
Date:	January 9, 2017

I.G. INTERNATIONAL MANAGEMENT LIMITED

By:	/s/ David Coyle
Its:	David Coyle, Chairman of the Board and Director
Date:	January 9, 2017

By:	/s/ Peter O’Reilly
Its:	Peter O’Reilly, Senior Vice President
Date:	January 9, 2017